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                                                                     EXHIBIT 99

FOR IMMEDIATE RELEASE                 Contact: Donald J. Radkoski (614) 492-4901
Sept 6, 2005                                   or Mary Cusick (614) 492-4920

                BOB EVANS FARMS ANNOUNCES AUGUST SAME-STORE SALES

         COLUMBUS, Ohio -- Bob Evans Farms, Inc. (Nasdaq: BOBE) today announced that same-store sales in "core" Bob Evans Restaurants (491 stores which were open for the full 12 months in both fiscal years 2004 and 2005) for the fiscal 2006 month of August (the four weeks ended August 26) decreased 1.5 percent from the same period a year ago. Average menu prices for the fiscal month were up approximately 0.5 percent.

         Mimi's Cafe same-store sales in "core" restaurants (70 stores which were open for the full 12 months in both fiscal years 2004 and 2005) for the fiscal 2006 month of August increased 3.8 percent from the same period a year ago. Average menu prices for the month were up approximately 1.3 percent.

         Bob Evans Farms, Inc. owns and operates 590 full-service, family restaurants in 20 states. Bob Evans Restaurants are primarily located in the Midwest, mid-Atlantic and Southeast regions of the United States, while Owens Restaurants operate in Texas. In addition, the company operates 93 Mimi's Cafe casual restaurants located in 13 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the company's Web site at www.bobevans.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements in this report that are not historical facts are forward-looking statements and are based on current expectations. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including, without limitation:

    o    Changing business and/or economic conditions, including energy costs

    o    Competition in the restaurant and food products industries

    o Ability to control restaurant operating costs, which are impacted by market changes in the cost or availability of labor and food, minimum wage and other employment laws, fuel and utility costs and general inflation

    o    Changes in the cost or availability of acceptable new restaurant sites

    o Adverse weather conditions in locations where the company operates its restaurants

    o Consumer acceptance of changes in menu, price, atmosphere and/or service procedures

    o Consumer acceptance of the company's restaurant concepts in new geographic areas

    o    Changes in hog and other commodity costs.

There is also the risk that the company may incorrectly analyze these risks or that the strategies developed by the company to address them will be unsuccessful.

Additional discussion of these factors is included in the company's periodic filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and the company undertakes no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to the company or any person acting on behalf of the company are qualified by the cautionary statements in this section.